EXHIBIT 99.1

Vault Technology, Inc. Announces Expansion Into Audiovisual System Integration and Technology Solutions

Tuesday September 9, 8:30 am ET

FORT LAUDERDALE, FL--(MARKET WIRE)--Sep 9, 2008 -- Vault Technology, Inc. (OTC BB:VULT.OB - News) today announced its plans to focus resources on the audiovisual system integration and technology solutions market segments.

As the company reported in its 8-K filing in April of this year, the purpose of the corporate name change was to make the company's name more generic to reflect the possibility of future business opportunities. After months of research, the company has decided to deploy additional resources into the acquisition of operating entities that deliver products and services related to audiovisual systems integration, home theater systems and digital media.

"There is a growing need for communication and collaboration solutions in today's complex business environment," said Nick Arroyo, President and CEO of Vault Technology. He added, "There is a great opportunity to consolidate small to medium sized businesses in this expanding and profitable market segment and we expect to announce the results of our efforts in the near future."

According to a 2007 study conducted by InfoComm International Association (ICIA), the size of the North American audiovisual market is estimated at $25 billion. Revenues for audiovisual companies serving the North American market are expected to grow by 11% from 2008 to 2009, which was the fourth consecutive year that significant growth was projected for the audiovisual industry. The growth of the industry is being largely driven by audiovisual technology's ability to provide the business tools needed for day-to-day activities, enhanced communication between internal and external audiences, increased efficiency, creation of a more effective learning environment, saved time and money through increased efficiencies, and higher costs for business travel.

About Vault Technology, Inc.

Vault Technology, Inc. is a resource exploration and development company focusing on its uranium project in the Wollaston domain of North Eastern Saskatchewan, Canada. In addition, Vault is exploring other opportunities in the products and services arena related to audiovisual systems integration, home theater systems and digital media. Vault is actively engaged in the development of breakthrough strategies for the next generation of enterprise system solutions.

Safe Harbor Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or any other reason.

Contact:

If you would like additional information on Vault Technology, Inc.  please contact us at:

Vault  Technology, Inc.
4901 NW 17th Way, Suite 405
Ft.  Lauderdale, Fl 33309
Phone:  954-492-9200
Fax:       954-492-9639
Email contact:  Email Contact
Website:           http://www.vaulttechnology.com